Exhibit 23.5

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of PRA Health Sciences, Inc. on Form S-8 to be filed on or about November 12, 2014 of our report dated April 15, 2013, on our audits of the consolidated financial statements of CRI Holding Company, LLC and Subsidiaries as of December 31, 2012 and 2011 and for each of the years in the two-year period ended December 31, 2012, which report was included in the Registration Statement of PRA Health Sciences, Inc. on Form S-1 (No.333-198644).

/s/ EisnerAmper LLP

Jenkintown, Pennsylvania
November 12, 2014